SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 12, 2013 (March 12, 2013)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2013, we amended our existing credit facility with Wells Fargo Bank, National Association (“Wells Fargo”) to extend its maturity to June 30, 2013. It had been scheduled to mature on March 31, 2013. The amendment was effective as of March 1, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 8.01	Other Events.

On March 12, 2013, we signed a commitment letter with Wells Fargo for a new credit facility, which we anticipate will have the following terms:

•	The facility will include a revolving line of credit for up to $10 million for general corporate purposes.

•	The facility will include a term loan of up to $53.8 million that we plan to use to:

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refinance the $8.8 million we expect to owe as of June 30, 2013 under our existing term loan with Wells Fargo (the $8.8 million and the total amount of the new term loan will each decrease by the amount of any additional principal payments we make on the existing term loan if we sell certain properties prior to June 30, 2013); and

•	refinance the $38.2 million we will owe as of June 30, 2013 to other lenders under notes that are secured by nine of our hotel properties and that mature on July 11, 2013.

The remaining $6.8 million of the term loan will be available for general corporate purposes.

•	Principal payments will be required on the term loan in amounts sufficient to amortize the principal over a period of 15 years.

•	We will pay an origination fee equal to 0.50% of the availability under the revolving line of credit and 1.00% of the term loan.

•	The term of the revolving line of credit will mature on June 30, 2015. The term loan will mature on June 30, 2018.

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Interest under the term loan and revolving line of credit will initially be payable at our option (i) at a fluctuating rate 0.75% above a base rate in effect from time to time, or (ii) at a rate 3.25% above LIBOR (under one, three or six month terms). Beginning in 2015, the spread on the LIBOR will decline if our senior leverage ratio is less than 3.00. We will be required to enter into a swap to hedge at least 40% of our interest rate exposure under the term loan.

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The facility will be secured by approximately 20 of our hotel properties, which must be appraised at an aggregate value equal to at least twice the total commitment. If one of those properties is sold, we will be required to make an additional principal payment on the term loan equal to the greater of (i) 50% of the net proceeds from the sale, or (ii) 50% of the appraised market value of the property being sold. If any such additional principal payment exceeds $1 million, the remaining principal balance amortization will be modified to reflect the additional payment.

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Our obligations under the facility will be (i) guaranteed by our subsidiaries Red Lion Hotels Limited Partnership, Red Lion Hotels Franchising, Inc., Red Lion Hotels Management, Inc. and Red Lion Hotels Holdings, Inc., and (ii) further secured by our accounts receivable and inventory.

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Wells Fargo’s obligation to provide the facility is subject among other things to (i) negotiation of credit documents in form and substance satisfactory to it, (ii) satisfactory completion and review of appraisals on the properties collateralizing the facility, (iii) satisfactory completion and review of environmental due diligence, and (iv) the absence of any material adverse change prior to closing.

The facility will require us to comply with customary affirmative and negative covenants, as well as financial covenants relating to leverage and to debt service and loan commitment coverage. It will also include customary events of default. We paid Wells Fargo a nonrefundable fee in the amount of $100,000, which will be credited to origination fees if the facility is entered into.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: March 12, 2013	By:	/s/ Jon E. Eliassen
Jon E. Eliassen, President and Chief Executive Officer

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